EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in registration statement Nos. 333-03703, 333-27009, 333-28147, 333-53667, 333-85791, 333-36478, 333-40038, 333-43838, 333-67868, 333-85884, and 333-109314 of i2 Technologies, Inc. and subsidiaries (the “Company”) on Form S-8, the Post-Effective Amendment No. 1 to registration statements Nos. 333-31342 and 333-96341 and the Post-Effective Amendment No. 3 to registration statement No. 333-59106 of the Company on Form S-3 and registration statement No. 333-49180 of the Company on Form S-3 of our report dated March 12, 2004 (which expresses an unqualified opinion), appearing in the annual report on Form 10-K of i2 Technologies, Inc. and subsidiaries for the year ended December 31, 2003.

/s/    Deloitte & Touche LLP

Dallas, Texas

March 12, 2004